EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Independent Bank Corporation:
We consent to the incorporation by reference in the Registration Statements (No. 33-80088) on Form S-3 and (Nos. 333-47352, 333-32269, 333-89072, and 333-125484) on Forms S-8 of Independent Bank Corporation of our report dated March 4, 2005, relating to the consolidated statement of financial condition of Independent Bank Corporation as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005, annual report on Form 10-K of Independent Bank Corporation.
/s/ KPMG LLP
Detroit, Michigan
March 7, 2006